EXHIBIT 10.24

December 8, 2009

Arkansas Best Corporation
3801 Old Greenwood Road
Fort Smith, Arkansas 72903
Attn: Mr. Don Pearson, Director Cash Management
Re: $35,000,000 Committed Line of Credit
Dear Mr. Pearson:
We are pleased to inform you that PNC Bank, National Association (the “Bank”) has approved your request for a committed line of credit to Arkansas Best Corporation (the “Borrower”). We look forward to this opportunity to help you meet the financing needs of your business. All the details regarding your line of credit are outlined in the following sections of this letter.
1.     Facility and Use of Proceeds. This is a committed revolving line of credit under which the Borrower may request and the Bank, subject to the terms and conditions of this letter, will issue standby letters of credit (individually, a “Letter of Credit” and collectively the “Letters of Credit”) from time to time until the Expiration Date, in a stated amount in the aggregate at any time outstanding not to exceed $35,000,000.00 (the “Facility”); provided, however, that after giving effect to the stated amount of each Letter of Credit, the sum of (i) the aggregate stated amount of all Letters of Credit issued and outstanding (whether or not drawn) and (ii) the aggregate amount of unreimbursed payments made by the Bank under the Letters of Credit, shall not at any time exceed the Facility. The “Expiration Date” means December 7, 2010, or such later date as may be designated by the Bank by written notice to the Borrower.
The availability under the Facility shall be reduced by the stated amount of each Letter of Credit issued and outstanding (whether or not drawn). For purposes of this letter, the “stated amount” of any Letter of Credit shall include any automatic increases in stated amount under the terms of such Letter of Credit, whether or not any such increase in stated amount has become effective. Unless otherwise consented to by the Bank in writing, each Letter of Credit shall have an expiry date which is not later than (a) one year from the date of issuance, and (b) twelve (12) months following the Expiration Date (the “Final LC Expiration Date”); provided that the Bank may issue upon the Borrower’s request one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (i) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than the Final LC Expiration Date, and (ii) extension of such Letters of Credit, at the Bank’s discretion, shall be available upon written request from the Borrower to the Bank at least 60 days (or such other time period as agreed by the Borrower and the Bank) before the date upon which notice of non-extension would be required under the terms of the applicable Letter of Credit.
The Letters of Credit shall be governed by the terms of this letter and by a Reimbursement Agreement for Standby Letter(s) of Credit in form and content satisfactory to the Bank, executed by the Borrower in favor of the Bank (the “Reimbursement Agreement”).

Arkansas Best Corporation
December 8, 2009

Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation. Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank. This letter is not a pre-advice for the issuance of a letter of credit and is not irrevocable.
The Borrower shall pay to the Bank an Amendment Fee equal to $150 for each amendment to a Letter of Credit, other than amendments extending a Letter of Credit’s expiry date. In addition, the Borrower shall pay to the Bank a fee (the “Letter of Credit Commission”), calculated daily (on the basis of a year of 360 days), equal to the amount available to be drawn at such time under all Letters of Credit issued under the Facility (including any amounts drawn thereunder and not reimbursed, regardless of the existence or satisfaction of any conditions or limitations on drawing) on each day multiplied by one hundred (100) basis points (1.0%) per annum; provided that the minimum Letter of Credit Commission payable in respect of each Letter of Credit issued and outstanding hereunder shall be $500 per year. The Letter of Credit Commission shall be payable quarterly in arrears beginning on January 1, 2010, and continuing on the first day of each fiscal quarter thereafter and on the Final LC Expiration Date. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default (as defined in the Reimbursement Agreement), the Letter of Credit Commission, as calculated above, shall be increased by three percent (3%) per annum.
This letter (the “Letter Agreement”), the Reimbursement Agreement and the other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, will constitute the “Loan Documents”. Capitalized terms not defined herein shall have the meaning ascribed to them in the Loan Documents.
2.     Repayment. Amounts drawn under any Letter of Credit shall bear interest and shall be repaid as set forth in the Reimbursement Agreement.
3.     Security. The Borrower must cause the following to be executed and delivered to the Bank in form and content satisfactory to the Bank as security for the Loans:
(a) a pledge agreement(s) granting the Bank a first priority perfected lien on pledged collateral of the Borrower consisting of investment account number 20-80-002-3842401 (the “Cash Collateral Account”).
The aggregate value of such pledged collateral on which the Bank has a first priority perfected lien (the “Cash Collateral”) shall at all times be equal to not less than the aggregate stated amount of all Letters of Credit issued and outstanding under the Facility. If the pledged collateral includes accounts, a notification and control agreement, in form and content satisfactory to the Bank, with the depository bank in which the collateral is held will also be required.

Arkansas Best Corporation
December 8, 2009

4.     Covenants. Unless compliance is waived in writing by the Bank, until payment in full and termination of the Facility and expiration of all Letters of Credit issued thereunder:
(a) The Borrower will promptly submit to the Bank such financial information as the Bank may reasonably request relating to the Borrower’s affairs (including but not limited to annual and quarterly Financial Statements (as hereinafter defined) and tax returns for the Borrower) and the security for the Facility. “Financial Statements” means the [consolidated and consolidating] balance sheet and statements of income and cash flows prepared in accordance with generally accepted accounting principles in effect from time to time (“GAAP”) applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments).
(b) The Borrower will not make or permit any change in its form of organization.
(c) The Borrower will provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto): (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default, (ii) any material litigation filed by or against the Borrower, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in the Employee Retirement Income Security Act of 1974, as amended from time to time, “ERISA”) or (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower.
(d) The Borrower will maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated; and shall, upon the reasonable request of the Bank provide the Bank with evidence of such insurance.
(e) The Borrower will maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available to the Bank for examination copies of any reports, statements and returns which the Borrower may make to or file with any federal, state or local governmental department, bureau or agency.
(f) The Borrower will comply with all laws applicable to the Borrower and to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).
(g) The Borrower will not obtain, and will not permit any of its subsidiaries or affiliates to obtain, any borrowings under the credit facility existing as of the date hereof

Arkansas Best Corporation
December 8, 2009

pursuant to the Amended and Restated Credit Agreement dated May 4, 2007 with Wells Fargo Bank, National Association as agent for the lenders (the “Existing Credit Facility”). On or before January 20, 2010, the Borrower will deliver to the Bank evidence satisfactory to the Bank that the Existing Credit Facility has been terminated as set forth in Section 5(n), below.
(h) The Borrower will comply with the financial reporting and other covenants included in Exhibit “A” hereto.
5.     Representations and Warranties. To induce the Bank to extend the Facility and upon the issuance of each Letter of Credit for the account of the Borrower, the Borrower represents and warrants as follows:
(a) The Borrower has delivered or caused to be delivered to the Bank its most recent balance sheet, income statement and statement of cash flows (as applicable, the “Historical Financial Statements”). The Historical Financial Statements are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein. The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole reasonable discretion.
(b) Since the date of the most recent Financial Statements, no event or condition has occurred or exists, including without limitation any damage, destruction or loss, which has resulted or could result in a material adverse change in the Borrower’s business, assets, operations, condition (financial or otherwise) or results of operation.
(c) There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against the Borrower which could result in a material adverse change in its business, assets, operations, financial condition or results of operations and there is no basis known to the Borrower or its officers, directors or shareholders for any such action, suit, proceedings or investigation. All pending and threatened litigation and proceedings against the Borrower are listed on Exhibit “B”.
(d) The Borrower has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon the Borrower or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor.
(e) The Borrower is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.

Arkansas Best Corporation
December 8, 2009

(f) The Borrower has full power and authority to enter into the transactions provided for in this Letter Agreement and the other Loan Documents and has been duly authorized to do so by all necessary and appropriate action and when executed and delivered by the Borrower, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
(g) There does not exist any default or violation by the Borrower of or under any of the terms, conditions or obligations of (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, material contract, material agreement, or other material instrument to which it is a party or by which it is bound; or (iii) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon the Borrower by any law or by any governmental authority, court or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.
(h) The Borrower has good and marketable title to the assets reflected on the most recent Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Borrower in the ordinary course of business since the date of the most recent Financial Statements, and (iii) those liens or encumbrances, if any, specified on Exhibit “B” hereto.
(i) To the best of the Borrower’s knowledge, each employee benefit plan as to which the Borrower may have any liability complies in all material respects with all applicable provisions of ERISA, including minimum funding requirements, and (i) the Borrower has not received notice that any Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) the Borrower has not received notice that any Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) the Borrower has not withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.
(j) The Borrower is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise. Except as otherwise disclosed on Exhibit “B”, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, any real property which the Borrower holds or has held an interest or any past or present operation of the Borrower. No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s

Arkansas Best Corporation
December 8, 2009

knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law. As used in this Letter Agreement, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.
(k) No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.
(l) As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), except for the multi- employer pension plan contingent liability as disclosed and discussed in the most recent filing by the Borrower with the Securities and Exchange Commission, (ii) the Borrower will have sufficient cash to enable it to pay its debts as they become due, and (iii) the Borrower will not have unreasonably small capital for the business in which it is engaged.
(m) None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading. There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now foresee, might materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Borrower and which has not otherwise been fully set forth in this Agreement or in the Loan Documents, other than items previously disclosed to the Bank, current market conditions, and the multi-employer pension plan contingent liability as disclosed and discussed in the most recent filing by the Borrower with the Securities and Exchange Commission.
(n) No advances are outstanding on the Existing Credit Facility, and the Existing Credit Facility will be terminated on or before January 15, 2010.
6. Events of Default. The events (“Events of Default”) which give the Bank the right to terminate the Facility and exercise its rights and remedies with respect to each Letter of Credit are set forth in the Reimbursement Agreement.
7. Expenses. The Borrower will reimburse the Bank for the Bank’s out-of-pocket expenses incurred or to be incurred at any time in conducting UCC, title and other public record searches, and in filing and recording documents in the public records to perfect the Bank’s liens and

Arkansas Best Corporation
December 8, 2009

security interests. The Borrower shall also reimburse the Bank for the Bank’s expenses (including the reasonable fees and expenses of the Bank’s outside counsel) in connection with any amendments, modifications or renewals of the Facility, and in connection with the collection of all of the Borrower’s Obligations to the Bank, including but not limited to enforcement actions relating to the Facility, whether through judicial proceedings or otherwise.
8.     Conditions.
(a) Conditions to Issuance of Initial Letters of Credit. The Bank’s obligation to issue the Letters of Credit to be issued under the Facility on the date hereof is subject to the conditions that as of the date of the issuance of such initial Letters of Credit:
(i) All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower of this Letter Agreement and the other Loan Documents shall have been duly and effectively taken, and evidence thereof satisfactory to the Bank shall have been provided to the Bank;
(ii) The Bank shall have received copies, certified by a duly authorized officer of the Borrower to be true and complete, of the certificate or articles of incorporation and by-laws of the Borrower;
(iii) The Bank shall have received from the Borrower an incumbency certificate signed by a duly authorized officer of the Borrower, and giving the name and bearing the specimen signature of each individual who shall be authorized, in the name and on behalf of the Borrower (A) to sign each of the Loan Documents, (B) to make requests for advances and (C) to give notices and to take other action on its behalf under the Loan Documents;
(iv) The Bank shall have received a certificate of the chief financial officer or treasurer of the Borrower certifying that, after giving effect to the transactions contemplated by the Loan Documents, (A) the aggregate value of the Borrower’s assets will exceed its liabilities, (B) the Borrower will have sufficient cash to enable it to pay its debts as they become due, and (C) the Borrower will not have unreasonably small capital for the business in which it is engaged;
(v) The Bank shall have received a certificate of an authorized officer of the Borrower certifying as to the satisfaction of the conditions set forth in Section 8(b)(i) and (ii);
(vi) The Loan Documents shall have been duly executed and delivered, shall be in full force and effect, and shall be in form and substance satisfactory to the Bank;
(vii) The Borrower shall have paid to the Bank all fees and expenses subject to reimbursement; and

Arkansas Best Corporation
December 8, 2009

(viii) The Bank shall be reasonably satisfied as to the amount and nature of all tax, ERISA, employee retirement benefit and other contingent liabilities to which the Borrower may be subject.
(b)     Conditions to Issuance of All Letters of Credit. The Bank’s obligation to issue any Letter of Credit under the Facility subsequent to the date hereof is subject to the conditions that as of the date of each such issuance:
(i) Each of the representations and warranties of the Borrower contained in this Letter Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Letter Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such advance;
(ii) No Event of Default (as defined in the Reimbursement Agreement) or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;
(iii) No material adverse change shall have occurred in the business, properties, assets, operations, condition (financial or otherwise), results of operations or prospects of the Borrower; and
(iv) The Borrower shall have delivered to the Bank evidence satisfactory to the Bank that additional Cash Collateral in an amount equal to 100% of the stated amount of each such Letter of Credit has been deposited in the Cash Collateral Account.
9.     Additional Provisions. The Bank will not be obligated to issue any Letter of Credit under the Facility if any Event of Default (as defined in the Reimbursement Agreement) or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.
Prior to execution of the final Loan Documents, the Bank may terminate this Letter Agreement if a material adverse change occurs with respect to the Borrower, the collateral for the Facility or any other person or entity connected in any way with the Facility, or if the Borrower fails to comply with any of the terms and conditions of this Letter Agreement, or if the Bank reasonably determines that any of the conditions cannot be met.
This Letter Agreement is governed by the laws of the Commonwealth of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement, nor any consent to any departure by the Borrower therefrom, will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. When accepted, this Letter Agreement and the other Loan Documents will constitute the entire agreement between the Bank and the Borrower concerning the Facility, and shall replace all prior understandings, statements, negotiations and written materials relating to the Facility.

Arkansas Best Corporation
December 8, 2009

The Bank will not be responsible for any damages, consequential, incidental, special, punitive or otherwise, that may be incurred or alleged by any person or entity, including the Borrower, as a result of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of proceeds of the Facility or any Letter of Credit issued under the Facility.
THE BORROWER AND THE BANK IRREVOCABLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE ARISING OUT OF THIS LETTER AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED IN ANY OF SUCH DOCUMENTS AND ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.
If and when a loan closing occurs, this Letter Agreement (as the same may be amended from time to time) shall survive the closing and will serve as our loan agreement throughout the term of the Facility.
To accept these terms, please sign the enclosed copy of this Letter Agreement as set forth below and the Loan Documents and return them to the Bank within thirty (30) days from the date of this Letter Agreement, or this Letter Agreement may be terminated at the Bank’s option without liability or further obligation of the Bank.
Thank you for giving PNC Bank this opportunity to work with your business. We look forward to other ways in which we may be of service to your business or to you personally.
Very truly yours,
PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Thomas S. Sherman
Thomas S. Sherman
Senior Vice President

Arkansas Best Corporation
December 8, 2009

ACCEPTANCE
With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted as of this 9th day of December, 2009.

BORROWER: ARKANSAS BEST CORPORATION
By:	/s/ Judy R. McReynolds
Name: Judy R. McReynolds
Title: SVP, CFO & Treasurer

Arkansas Best Corporation
December 8, 2009

EXHIBIT A

TO LETTER AGREEMENT
DATED DECEMBER 8, 2009
ARKANSAS BEST CORPORATION

A.	FINANCIAL REPORTING COVENANTS:

(1)	The Borrower will deliver to the Bank:
(a) Financial Statements for its fiscal year, within 120 days after fiscal year end, audited and certified without qualification by a certified public accountant acceptable to the Bank.
(b) Financial Statements for each fiscal quarter, within 45 days after the quarter end, together with year-to-date and comparative figures for the corresponding periods of the prior year, certified as true and correct by its chief financial officer.

B.	NEGATIVE COVENANTS:

(1)
The Borrower will not liquidate, or dissolve, or merge or consolidate with any person, firm, corporation or other entity unless the Borrower is the surviving entity, or sell, lease, transfer or otherwise dispose of all or substantially all of its property or assets, whether now owned or hereafter acquired.

Arkansas Best Corporation
December 8, 2009

EXHIBIT B

TO LETTER AGREEMENT
DATED DECEMBER 8, 2009
ARKANSAS BEST CORPORATION
3.6 Title to Assets. Describe additional liens and encumbrances below:
None
3.7 Litigation. Describe pending and threatened litigation, investigations, proceedings, etc. below:
None